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Hormel Foods Announces Retirement
Jim Splinter, Group Vice President, Corporate Strategy, Retires After 36 Years with the Company
AUSTIN, Minn., (June 11, 2020) - Hormel Foods Corporation (NYSE:HRL), a global branded food company, today announced the upcoming retirement of Jim Splinter, group vice president, corporate strategy. Splinter’s long tenure with the company includes leading the company’s successful Grocery Products division and holding executive positions with the Refrigerated Foods and Jennie-O Turkey Store divisions. Most recently, Splinter led corporate strategy for Hormel Foods, including corporate innovation, digital experience, communications and corporate development, including leading the M&A pipeline, which resulted in several important acquisitions over the last few years. Under his leadership, Hormel Foods formed its digital and e-commerce center of excellence and its agile and incubator centers, resulting in the successful introduction of Happy Little Plants®, a plant-based protein product line currently in retail locations throughout the United States.
“Jim has had an outstanding 36-year career with Hormel Foods,” said Jim Snee, chairman of the board, president and chief executive officer of Hormel Foods. “Jim’s brand-building expertise, combined with his innovative and strategic mindset, has helped us build a winning portfolio of new and emerging brands and positioning us to capitalize on new growth spaces for years to come. His leadership of the company’s strategy group resulted in the creation of first-of-its kind innovations, industry-leading acquisitions and the creation of a new e-commerce model within our company. His career success is credit to his hard work, intelligence and commitment to looking to the future to ensure the company was - and is - well-positioned to capitalize on the latest trends in the marketplace. We wish him the best in his well-deserved retirement.”
Splinter joined the company in 1984 as a product manager for the company’s Dubuque Foods business. He was promoted into product management and ultimately moved into marketing, where he honed his brand-building expertise by working on Hormel Foods staples such as Hormel® pepperoni and the SPAM® family of products.
In 1999, Splinter became senior vice president, sales and marketing of the retail division at Jennie-O Turkey Store, where he oversaw the Jennie-O® brand and The Turkey Store™ brand. In 2003, he assumed the role of vice president of marketing for consumer products, Refrigerated Foods. He was promoted to group vice president, Grocery Products in 2010, successfully leading the segment to achieve strong growth, both organically and through acquisitions, such as Wholly® Guacamole dips, SKIPPY® peanut butter and Justin’s® nut butters. He assumed his current role in October 2016.
Splinter has been active in the CPG and food industry, and supports numerous community organizations and causes. Splinter most recently led the development of a new multimillion-dollar community recreation center that recently opened in Austin, Minn. A native of Dubuque, Iowa, Splinter graduated from Loras College with a bachelor of arts degree in business and is a graduate of the University of Minnesota Carlson School of Management Executive Program in Minneapolis.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus®, Happy Little Plants® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the “Global 2000 World’s Best Employers” list by Forbes magazine for three straight years, is one of Fortune magazine’s most admired companies, has appeared on Corporate Responsibility Magazine’s “The 100 Best Corporate Citizens” list for 11 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement - Inspired People. Inspired Food.™ - to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.